Exhibit 10.38

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified portions are both not material and the type that the registrant treats as private or confidential.]

January 12, 2024

CONFIDENTIAL

VIA EMAIL AND COURIER

[***]

Bausch and Lomb

3013 Lake Drive

Citywest Business Campus

Dublin 24

D24 PPT3

Ireland

Re:Reversion of Licensed Rights Under Mutual Termination Agreement

Dear [***],

Reference is hereby made to the License Agreement entered into between Eyenovia, Inc., a Delaware corporation having an office at 295 Madison Ave., Suite 2400, New York, NY 10017 (“Eyenovia”) and Bausch + Lomb Ireland Limited (as assignee of Bausch Health Ireland Limited), an Ireland corporation having an office at 3013 Citywest Business Campus, Dublin 34, Ireland (“Bausch”), dated October 9, 2020 (the “License Agreement”). All capitalized terms used but not defined herein will have the meaning set forth in the License Agreement.

This Reversion of Licensed Rights (the “Letter Agreement”) is intended to confirm recent discussions between Eyenovia and Bausch regarding the terms by which the License Agreement will be terminated by mutual agreement and all rights and licenses reverted to Eyenovia. Each of the parties acknowledges agreement with the following terms and conditions and agrees that upon acceptance and execution, the terms recited herein shall be legally binding.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Termination and Reversion of Rights. Eyenovia and Bausch hereby agree that this Letter Agreement shall be on the terms and subject to the conditions set forth on Exhibit A.

2.Confidentiality. The existence and the terms of this Letter Agreement and the proposed transactions contemplated herein, and any information exchanged shall be maintained in confidence by the parties and their respective officers, directors and employees. All public announcements, notices or other communications regarding such matters to third parties shall require the prior written approval of Eyenovia and Bausch. In addition, each party will not (and will cause its Affiliates to not) use the name of the other party or any of the other party’s Affiliates in any manner, context or format (including reference on or links to websites, press releases, etc.) without obtaining in each instance the prior written consent of the other Party. Except as provided in this Section 2, the Parties agree to hold in confidence and not use, disclose or reveal to any other person any confidential or proprietary information disclosed to the other in connection with the transactions proposed in this Letter Agreement or the negotiations between such Parties until such information has become generally available to the public through no fault or omission on the part of the receiving party. Notwithstanding the foregoing, each Party shall be permitted, upon prior written notice to the other Party, to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with, and to prevent violation of, applicable Laws (including federal or state securities Laws) or judicial order; provided, however, that before disclosing this Agreement or any of the terms hereof pursuant to this Section 2, the Parties will coordinate in advance with each other and in a reasonable manner in order to allow the Party seeking disclosure to make such disclosure within the timelines required by applicable Laws (including the rules and regulations promulgated by the SEC or any other Governmental Authority or securities exchange) or as reasonably requested by the Party seeking disclosure, including in connection with the redaction of certain provisions of this Letter Agreement with respect to any filings with the SEC, Nasdaq, or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded, and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party. In addition, either Party may disclose the existence and terms of this Letter Agreement in confidence to: its attorneys and advisors, and to potential acquirers (and their respective professional attorneys and advisors), in connection with a potential bona fide merger, acquisition, or reorganization and to existing and potential investors or lenders of such Party, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under an agreement to keep the terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Letter Agreement.

3.Term. The provisions of this Letter Agreement will be effective from the date of this Letter Agreement written above (“Effective Date”) and shall remain in full force for an unlimited period of time.

4.Miscellaneous.

(a)Governing Law. This Letter Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity, and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action, or other proceeding arising out of this Letter Agreement or the transactions contemplated thereby. Each Party agrees to commence any such action, suit, or proceeding in the United States District Court for the Southern District of New York or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail or internationally recognized overnight courier service to such Party’s respective address set forth above shall be effective service of process for any action, suit, or proceeding in New York with respect to any matters to which it has submitted to jurisdiction. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Letter Agreement in the United States District Court for the Southern District of New York (or, if applicable, the Supreme Court of the State of New York), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

(c)Successors and Assigns. This Letter Agreement will inure to the benefit of, and is binding upon, the parties hereto and their respective successors and assigns.

(d)Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LETTER AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(e)Entire Agreement. This Letter Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes the License Agreement and all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Letter Agreement shall be made in writing signed by both Parties.

(f)Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Letter Agreement shall be in writing and shall be delivered (a) by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, or (c) by electronic mail (including “.pdf”) with transmission confirmed, in each case, addressed to the Parties at their respective addresses specified above or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section. Such notice shall be deemed to have been given under subsection (a) above as of the date delivered by hand, under subsection (b) above on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, and under subsection (c) above at the time the recipient confirms to the sender the transmission of such electronic mail:

If to Eyenovia:

Eyenovia, Inc.

295 Madison Ave., Suite 2400

New York, NY 10017

Attention: John Gandolfo

[***]

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Fred Hernandez, Member

[***]

If to Bausch:

Bausch + Lomb Ireland Limited

3013 Citywest Business Campus

Dublin 34, Ireland

Attention: Director

[***]

with a copy to:

Bausch & Lomb Americas Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

[***]

(g)Compliance with Laws. Each Party shall perform its obligations under this Letter Agreement in compliance with all applicable Laws.

(h)Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

(i)No Implied Waivers; Rights Cumulative. No failure on the part of Eyenovia or Bausch to exercise, and no delay by either Party in exercising, any right, power, remedy, or privilege under this Letter Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice, or constitute a waiver of any such right, power, remedy, or privilege by such Party or be construed as a waiver of any breach of this Letter Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy, or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy, or privilege.

(j)Interpretation. Unless a context otherwise requires, wherever used, (i) the singular will include the plural, the plural the singular; (ii) the use of any gender will be applicable to all genders; (iii) the word “or” is used in the inclusive sense (and/or); and (iv) the word “including” is used without limitation and will mean “including without limitation.”

(k)Severability. If, under applicable Laws, any provision of this Letter Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Letter Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Letter Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Letter Agreement.

(l)No Third Party Beneficiaries. No Person other than Bausch and Eyenovia (and their respective assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Letter Agreement.

(m)Further Assurances. Each Party shall take any other reasonable actions requested by the other Party to effectuate the purposes of this Letter Agreement, including but not limited to the prompt execution and delivery of any further documents to effect, record and evidence the termination of the rights and obligations as contemplated hereby.

[Remainder of this page intentionally left blank / Signature pages follow

The foregoing is agreed to and accepted as of the date set forth below.

Very truly yours,

EYENOVIA, INC.

By:	/s/ Michael Rowe
Name: Michael Rowe
Title: Chief Executive Officer

Date: January 12, 2024

The foregoing is agreed to and accepted as of the date set forth below.

BAUSCH + LOMB IRELAND LIMITED

By:	/s/ Olive McDaid
Name: Olive McDaid
Title: Director

Date: January 12, 2024

Signature page to Letter Agreement

EXHIBIT A

MUTUAL TERMINATION

1.Termination. As of the Effective Date, the License Agreement shall terminate in its entirety and cease to have any further force and effect (subject and without prejudice to Section 8.3(d) of the License Agreement and all other provisions therein that expressly survive termination (and for the avoidance of doubt, Sections 8.3(a), (b) and (c) are inapplicable to such termination and shall not survive)). In particular, as of the Effective Date, (i) any and all licenses and other rights granted by Eyenovia to Bausch under the License Agreement shall terminate and revert to Eyenovia, (ii) any and all licenses and other rights granted by Bausch to Eyenovia under the License Agreement shall terminate, other than as set forth herein, and (iii) other than as set forth herein, Bausch shall be released from all of its ongoing obligations under the License Agreement, including its Development and Commercialization obligations thereunder.

2.Up-Front Payment. Eyenovia will pay Bausch a one-time, non-creditable, non-refundable fee of Two Million Dollars (USD $2,000,000) within [***] of the Effective Date.

3.Bausch Obligations.

a.

Bausch shall transfer and assign to Eyenovia all Regulatory Documentation and other documented technical and other information or materials Controlled by Bausch or its Affiliates, in each case, to the extent solely related to the Licensed Product or otherwise generated in connection with its activities under the License Agreement, including investigational new drug applications (“IND”) and clinical data (including all study data), to Eyenovia as quickly as possible following the Effective Date, but not later than end of the Transition Period (subject to the timely receipt by Bausch from Eyenovia of the requisite information required to so transfer the IND); provided, however, that Bausch may retain a confidential copy of such items for its records. [***]

b.	[***]
c.

Within [***] from the Effective Date (“Transition Period”), Bausch shall assign to Eyenovia (or its designated Affiliate), and Eyenovia (or its designated Affiliate) shall assume, each of the agreements, statements of work, work orders and change orders set out on Schedule 1 hereto (the “Study Contracts”) and the rights and obligations thereunder arising after the Effective Date; provided however that Eyenovia shall not assume or agree to pay, discharge, or perform any liabilities or obligations under the Study Contracts relating to the period prior to the actual date of assignment and assumption of such Study Contract, including any such liabilities arising out of any breach by Bausch or its Affiliates of any provision of any Study Contract. Bausch shall immediately make available to Eyenovia all

Study Contracts. In connection herewith, the Parties (or their respective Affiliates) shall execute an assignment and assumption agreement with respect to such Study Contracts, in a form to be agreed upon by the Parties, acting reasonably and good faith. [***]

d.	Inventory. [***]
e.	Study Transition.
i.

In addition to the items described above, during the Transition Period, Bausch shall, and shall cause its Affiliates to, reasonably cooperate with Eyenovia to facilitate the orderly transition of the CHAPERONE study (the “Study”).

ii.

During the Transition Period, Bausch, at Bausch’s cost, shall conduct (or caused to be conducted) the Study in the ordinary course, materially consistent with past practice, in compliance with applicable Laws.

iii.

Bausch hereby transfers title and ownership of the equipment described on Schedule 2 hereto , [***] and on an “as is, where is” basis. Bausch will make such equipment available to Eyenovia for inspection or collection at Eyenovia’s cost, EXW origin, during the Transition Period. For the sake of clarity, Eyenovia, at its sole election, may request equipment remains at the Study sites to ensure continuity in study activities after the Transition Period.

iv.

During the Transition Period, with regard to the Study, Bausch shall facilitate introductions between Eyenovia and the contract research organization conducting the Study and shall use commercially reasonable efforts to assist Eyenovia and such contract research organization in transitioning the Study from Bausch to Eyenovia.

The date on which Eyenovia has received all of the following items shall be the “Regulatory Transfer Completion Date”: (i) delivery of the Regulatory Documentation described in subsection 3(a) above, (ii) the assignment of the Study Contracts (other than those for which consent has not been obtained within the Transition Period) pursuant to subsection 3(c) above; and (iii) delivery of the inventory of Licensed Product pursuant to subsection 3(d) above.

Eyenovia hereby grants to Bausch a non-exclusive, non-transferable, non-sublicensable, royalty-free license to the License IP, solely to the extent necessary for Bausch to conduct and satisfy its obligations under this Section 3. Such license shall automatically terminate upon the Regulatory Transfer Completion Date.

4.Regulatory Transfer Payment. Eyenovia will pay Bausch Three Million Dollars (USD $3,000,000) of EYEN common stock within ten (10) Business Days of the Regulatory Transfer Completion Date, on the terms described below.

5.Issuance of Restricted Shares. The number of shares of Eyenovia common stock, $0.0001 par value per share (the “Common Stock”), to be issued hereunder shall be calculated using the volume-weighted average price (VWAP) for [***]. Such shares of Common Stock shall be offered in a transaction not involving any public offering within the meaning of the Securities Act of 1933, as amended. As a condition to the issuance of the Common Stock, Eyenovia and Bausch shall enter into the subscription agreement attached hereto as Schedule 4 (the “Subscription Agreement”).

6.Royalty Payment. Eyenovia will pay Bausch a royalty of [***] percent ([***]%) of Eyenovia Net Sales in the Licensed Territory for a period of ten years from the date of the first commercial sale by Eyenovia or its Affiliates or licensees of the Licensed Product in the United States, as further described on Schedule 3.

7.Termination. Upon the Regulatory Transfer Completion Date, the following agreements shall be automatically terminated: (i) the Clinical Supply Agreement dated September 30, 2021 between Eyenovia and Bausch and the Quality Agreement entered into by the parties thereunder, and (ii) the Safety Data Exchange Agreement dated as of June 15, 2021 between Eyenovia and Bausch; provided, however, that, to the extent required by Applicable Law, the Parties will continue to exchange information, to follow procedures, and to file single case reports, related to adverse events associated with the Licensed Product that occurred prior to the Effective Date.

8.Sublicenses. Any and all sublicense agreements entered into by Bausch or any of its Affiliates with a sublicensee pursuant to the License Agreement shall terminate upon the Effective Date. Bausch hereby confirms that there are no such sublicense agreements as of the Effective Date.

9.Mutual Release. Each Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (the “Releasors”) hereby releases, waives and forever discharges the other Party and its present and former, direct and indirect, parents, subsidiaries, affiliates and its and their respective employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements (whether oral, written or otherwise), promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Party’s Releasors ever had, now has, or hereafter can, shall, or may have against any of such other Party’s Releasees arising out of the License Agreement from the beginning of time through the Effective Date of this Letter Agreement, except for any claims relating to rights and obligations under this Letter Agreement. Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 9, and which, if known at the time of signing this Letter Agreement, may have materially affected this Letter Agreement and such Party’s decision to enter into it and grant the release contained in this Section 9. Nevertheless, the Parties and their respective Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 9, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Parties and their respective Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Parties have each been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Parties expressly, knowingly and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

Schedule 1

[***]

Schedule 2

[***]

Schedule 3

1.	[***]

Schedule 4

[***]